Exhibit 99.1

Press Release New York

Press Department | 212 606 7176 | Diana Phillips | Diana.Phillips@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

SOTHEBY’S ANNOUNCES 2008 THIRD
QUARTER AND FIRST NINE MONTHS RESULTS

• Third Quarter Revenues of $76.0 million and Net Loss of $46.2 million

• First Nine Months Revenues of $525.4 million and Net Income of $36.7 million

• Sotheby’s Sells the Top Lot of the Autumn Season, Kazimir Malevich’s Suprematist
Composition, for a Record $60.0 million

November 7, 2008, New York -- Sotheby’s (NYSE: BID) today announced results for the third quarter and first nine months ended September 30, 2008.

For the quarter ended September 30, 2008, the Company reported operating revenues of $76.0 million, a $9.1 million, or 11%, decrease over the prior third quarter. This is largely due to a higher level of principal losses on auction guarantees, as well as lower private sale commissions and lower auction commission margins. Approximately $42 million of the guarantee losses relate to property offered in recent fourth quarter auction sales, as well as estimated losses related to guaranteed property to be offered in upcoming Contemporary Art sales in New York. These losses are recorded in the third quarter as the guarantee obligations were outstanding as of September 30, 2008 and the losses were judged to be probable as of that date. Revenues in the quarter benefited from a $39.9 million, or 70%, increase in auction commission revenues in the quarter due to the change in timing of Sotheby’s summer Contemporary Art sales in London from the second quarter of 2007 to the third quarter of 2008, as well as the Damien Hirst sale, Beautiful Inside My Head Forever, in London in September. The decrease in commission margins compared to the quarter ending September 2007 is largely due to a change in sales mix, with the added sales of Contemporary Art carrying lower margins, as is typical for higher end sales. When compared to the second quarter of 2008, auction commission margin for the third quarter of 2008 increased slightly to 15.2% . When compared to the first quarter of 2008, auction commission margin improved by 12% (from 13.6% to 15.2%) . This improvement is primarily due to a change in sales mix, the Company’s efforts to manage terms afforded to consignors and an increase to the buyer’s premium effective June 1st.

The Company’s net loss for the third quarter of 2008 was ($46.2) million, or ($0.71) per diluted share compared to a net loss of ($20.9) million, or ($0.33), per diluted share for the prior period, a $25.3 million decline. This deterioration is largely due to the principal activities losses mentioned previously as well as increased direct costs, higher borrowing costs and a lower effective income tax rate, resulting in a lower income tax benefit for the period. Partially offsetting these factors is the impact of higher auction sales and lower salaries and related costs.

Because of the seasonal nature of the art auction market, Auction Sales in the third quarter have historically represented only approximately 7%-10% of annual Auction Sales, and the third quarter has historically been a loss period for the Company. As a result, third quarter results are typically not indicative of expected full year results. Management believes that investors should focus on results for six and twelve month periods, which better reflect the auction market business cycle.

For the first nine months of 2008, consolidated sales (aggregate auction sales, private sales and dealer revenues) were a record $4.1 billion, up 7% from the prior period. Operating revenues in the period were $525.4 million, a $46.6 million, or 8%, decline from the prior period largely due to a higher level of principal activities losses, lower private sale commissions and lower auction commission margins. The lower commission margins are attributable to a change in sales mix, an increase in risk reduction strategies employed to lower auction guarantee risk in response to an uncertain economic environment, as well as increased competition for consignments.

Net income for the first nine months of 2008 was $36.7 million, a $74.0 million, or 67%, decline from the comparable period of 2007 largely due to the aforementioned revenue shortfalls. Also impacting the comparison of the nine month results to the prior years are higher levels of dealer inventory writedowns, sale promotion costs, general and administrative expenses and borrowing costs, as well as the impact of a higher effective income tax rate, partially offset by lower salaries and related costs. Diluted earnings per share was $0.56 for the first nine months of 2008, a $1.13 decrease from the prior period figure of $1.69.

“At this period of worldwide economic turmoil, we are very pleased to note that our liquidity is very strong and that our auction commission margins held steady at 15% in the quarter,” said Bill Ruprecht, President and Chief Executive officer of Sotheby’s. “And, as we have seen throughout the quarter in our auctions around the world, demand for great works of art remains solid, especially for works that are of great quality, fresh to the market and soberly estimated. We saw this in Paris in early October when the Levy Collection brought over the high estimate when it fetched $17 million, in London in the sale of 20th Century Italian Art which brought $24 million, with 90 percent of the lots selling and in Hong Kong, where our Modern and Contemporary South East Asian Paintings sale was 50% over its high estimate. This was also evident in New York this week where we sold three paintings for over $30 million, each setting the auction record for the artist. Malevich’s Suprematist Composition achieved $60 million, the highest price achieved at auction this autumn, Munch’s Vampire brought $38.2 million and Degas’ Danseuse au repos brought $37 million. That evening sale brought a total of $223 million, closely comparable to the $235 million achieved in the same sale just this past May.

“It is hardly surprising, however, that our business is not immune from the unprecedented global economic turbulence which has impacted so many other businesses,” continued Mr. Ruprecht. “Our auctions this autumn were assembled over the summer when the world was a very different place and predictably we are now seeing a softening in a number of markets, particularly where there has been a big price appreciation. There is a new reality and consignors will need to adjust their expectations accordingly.

“These third quarter figures reflect a significant level of losses on our guarantee portfolio principally for fourth quarter sale events including this week’s $10 million Impressionist guarantee losses as well as our estimate of $17 million on probable guarantee losses in next week’s Contemporary sales. We have reduced our guarantee position by 52% as compared to last year and our net guarantee exposure is $114 million. In this period of considerable economic instability, we will dramatically reduce the guarantees and other special concessions we grant to sellers in order to achieve a more balanced and equitable return for our services.

“We will also continue to aggressively review and challenge our level of expenses across the board. We plan to implement a global cost cutting initiative that we expect will lead to significant cost savings across our organization. We expect to take restructuring charges in the fourth quarter of this year as well as the first quarter of 2009. The restructuring plan, subject to approval by our Board of Directors, will focus on strengthening our Company through enhanced profitability in the future.

“We are very prudently positioned going forward,” Mr. Ruprecht said. “Through reducing guarantee activities, resizing our organization and receiving a level of return from consignors which reflect our services, it is both our expectation and our goal that we will be meaningfully profitable at significantly lower sales levels even during these uncertain times.”

Third and Fourth Quarter Sales

In London in July, Sotheby’s Contemporary Art sales totaled $242.4 million, a record anywhere for a Contemporary sales series in Europe and close to the pre-sale high estimate of $248 million. The week was highlighted by the sale of Francis Bacon’s Study for Head of George Dyer for $27.4 million, well in excess of the pre-sale high estimate of $16 million.

Sotheby’s July Old Masters sales in London brought $117.3 million, above the pre-sale high estimate of $105.5 million and 32% above the prior year’s total. The top lot of the sales was a re-discovered portrait by Frans Hals of Willem van Heythuysen which sold for $14.0 million. Auction records were set for nineteen artists and twenty lots sold for $1 million or more.

Also in London, on September 15th and 16th, Sotheby’s was privileged to present Beautiful Inside My Head Forever, a major auction of new works by Damien Hirst and the first ever staged for the work of a single living artist. The sale brought an outstanding $200.8 million, well in excess of the pre-sale estimate of $122/176 million and the highest total by far for an auction dedicated to a single artist. The over 200 lots in the two day sale were all created for the auction and included The Golden Calf, a remarkable new sculpture of a bull in formaldehyde that brought $18.7 million. Forty eight lots were sold for $1 million or more and 74% of the lots sold for more than their high estimate.

Among the sales impacted by the global economic turmoil were Sotheby’s Hong Kong October sales which brought $140.7 million, below our pre-sale low estimate of $224 million but still the third highest total ever for a sales series at Sotheby’s Hong Kong. Highlighting the sales were works of Chinese Imperial art: The Emperor Qianlong’s Review of The Grand Parade of Troops sold for $8.7 million, a record for an Imperial Qing dynasty painting; the Imperial white jade Qianlong Yubi seal, Qing dynasty, brought $8.1 million and set a record for white jade at auction; and an Imperial jade sabre, which sold for $7.5 million. Chinese works of art brought a total of $58 million over the five-day period. Also, Sotheby’s mid-season Contemporary Art evening sale brought $38 million, below the pre-sale low estimate of $52 million. Nevertheless, almost three quarters of the lots sold and only two years ago that sale brought $18.8 million.

Upcoming Sales

On November 11th and 12th, Sotheby’s will hold its fall sales of Contemporary Art in New York. The sales carry a published low estimate of $284 million and include Yves Klein’s Archisponge RE11, the most significant work in his Relief Eponge series from 1960, which is estimated in the region of $25 million. Other highlights include Roy Lichtenstein’s Half Face with Collar from 1963 (published estimate of $15/20 million) and Interior with Red Wall from 1991 (published estimate of $8/10 million), one of the last major series he painted before his death in 1997, as well as works by Lucian Freud, Richard Diebenkorn, Tom Wesselmann and Willem de Kooning.

On November 19th in Geneva, the auction of Magnificent Jewels will include the famous emerald cut Lesotho I (published estimate of $3/5 million) which weighs 71.73 carats and was cut by Harry Winston from a spectacular 601-carat rough cut diamond. This is the first time the stone has appeared at auction since it was purchased from Harry Winston in the 1960s by the present owner. Another highlight of the sale is a flawless fancy deep blue 10.48 carat briolette diamond which has a published estimate of $6/9 million. The entire sale has a published estimate of $43/64 million.

In London in the last week of November, sales of Russian art have a published estimate of $47/68 million. The highlight of the evening sale is Ivan Konstantinovich Aivazovsky’s Constantinople and the Bosphorus (published estimate of $4/5 million) which is one of his most spectacular landscape paintings of his first visit to Constantinople in 1845. Other featured artists are Mikhail Larionov, Vladimir Makovsky and Aristarkh Lentulov.

Note: Estimates reflect amounts published in catalogues and have not been adjusted for current market uncertainties. Estimates do not include buyer’s premium.

About Sotheby’s
Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 41 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed form 10-K for a complete list of Risk Factors.

Financial Table Follows

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call is available at http://investor.shareholder.com/bid/events.cfm.

Sotheby’s earnings conference call will take place on Friday, November 7, 2008, at 4:45 PM EST. Domestic callers should dial: 877-397-0298 and international callers should dial: 719-325-4938. The call reservation number is 5746309.

To listen to the conference call via web cast, please go to http://investor.shareholder.com/bid/events.cfm. You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Revenues:
Auction and related revenues	$62,289	$66,359	$460,620	$509,653
Finance revenues	3,687	4,029	10,849	13,028
Dealer revenues	8,396	13,442	49,872	45,784
License fee revenues	1,174	920	2,683	2,323
Other revenues	427	308	1,371	1,177
Total revenues	75,973	85,058	525,395	571,965

Expenses:
Direct costs of services	14,306	8,671	63,025	48,013
Dealer cost of sales	14,604	8,594	55,201	34,126
Marketing expenses	3,989	3,207	14,935	12,300
Salaries and related costs	52,861	55,229	185,935	195,122
General and administrative expenses	41,244	39,869	131,036	121,690
Depreciation and amortization expense	6,317	5,500	18,534	16,295
Antitrust related matters	-	-	(18,385)	-
Impairment loss	-	-	-	14,979
Gain on sale of land and buildings	-	-	-	(4,752)
Total expenses	133,321	121,070	450,281	437,773

Operating (loss) income	(57,348)	(36,012)	75,114	134,192

Interest income	3,152	3,549	7,128	10,244
Interest expense	(10,315)	(6,812)	(25,567)	(21,480)
Bond redemption cost	(2,477)	-	(2,477)	-
Insurance recovery	-	-	-	20,000
Other (expense) income	(228)	666	(1,399)	2,397

(Loss) income before taxes	(67,216)	(38,609)	52,799	145,353
Equity in earnings of investees, net of taxes	445	640	1,982	2,389
Income tax (benefit) expense	(20,553)	(17,021)	18,060	37,007

Net (loss) income	($46,218)	($20,948)	($36,721	($110,735

Basic (loss) earnings per share	($0.71)	($0.33)	$0.57	$1.74

Diluted (loss) earnings per share	($0.71)	($0.33)	$0.56	$1.69

Basic and diluted weighted average shares outstanding:
Basic	64,719	63,974	64,593	63,627
Diluted	64,719	63,974	65,687	65,461

Cash dividends paid per common share	$0.15	$0.15	$0.45	$0.35